Exhibit 99.1

Conference Call:	Today, November 4th, 2010 at 5:00 p.m. EDT
Dial-in numbers:	(212) 231-2901 (U.S. & International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text

News Announcement	For Immediate Release

Contact:
Darren Richardson, Allyson Vanderford	Joseph Jaffoni, Norberto Aja, Jim Leahy
Chief Executive Officer, Interim CFO	Jaffoni & Collins Incorporated
Mad Catz Interactive, Inc.	(212) 835-8500 or mcz@jcir.com
(619) 683-9830
MAD CATZ Q2 FY’11 NET SALES INCREASE 73.2% TO $37.4 MILLION
WITH $1.1 MILLION NET INCOME AND $0.02 DILUTED EPS
- Record Second Quarter Net Sales, Gross Profit, Net Income, EBITDA and
Earnings Per Share -
San Diego, California — November 4, 2010 — Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (AMEX/TSX: MCZ), a leading third-party interactive entertainment accessory provider, today announced record second quarter financial results for its fiscal 2011 second quarter ended September 30, 2010.
For the period ended September 30, 2010, the Company generated record second quarter net sales of $37.4 million, a 73.2% increase from $21.6 million in the prior year quarter. Gross profit increased 55.5% to a fiscal second quarter record $10.5 million from $6.8 million in the September 2009 quarter, while gross profit margin was 28.1% compared to 31.3% a year ago. Total operating expenses in the fiscal 2011 second quarter were $8.6 million, up 23.7% from $6.9 million in the prior year quarter. Total operating expenses as a percentage of net sales were 22.9% compared to 32.1% of net sales in the prior year period and the Company recorded a record second quarter operating profit of $1.9 million compared to a loss of $0.2 million in the prior year quarter. Reflecting income tax expense of $1.1 million in the second quarter of fiscal 2011 and $0.2 million in the prior year quarter, the Company reported record second quarter net income of $1.1 million, or $0.02 per diluted share, compared with a net loss of $1.0 million, or a loss of $0.02 per diluted share, in the comparable prior year period.
EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation and amortization), in the three months ended September 30, 2010, increased to a second quarter record $3.6 million, compared with EBITDA of $0.8 million in the prior year quarter. Adjusted net income and adjusted diluted earnings per share, which exclude the impact of amortization of intangibles, stock-based compensation and goodwill impairment (if any), were $1.6 million and $0.03, respectively, in the fiscal second quarter versus $0.1 million and $0.00, respectively, in the prior year quarter.
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Mad Catz Interactive, Inc., 11/4/10	page 2
In the six months ended September 30, 2010, the Company generated record first half fiscal year net sales of $57.3 million, a 30.3% increase from the $44.0 million in the prior fiscal year to date. Gross profit for the fiscal 2011 year to date period increased 22.6% to a record $16.4 million from $13.4 million in the prior fiscal year to date while gross profit margin was 28.7% compared to 30.5% a year ago. Total operating expenses were $15.3 million, up 12.6% from $13.6 million in the prior year to date, and, as a percentage of net sales, were 26.7% compared to 30.9% in the six months ended September 30, 2009. The Company recorded an operating profit of $1.1 million compared to a loss of $0.2 million in the first half of fiscal 2010. Reflecting tax expense of $1.0 million year to date in fiscal 2011 and $0.4 million in the prior fiscal year to date, the Company reported a net loss of $0.2 million, or $0.00 per diluted share, compared with a net loss of $2.0 million, or a loss of $0.04 per diluted share, in the prior fiscal year to date period.
EBITDA increased to a record $3.3 million in the fiscal 2011 year to date period, compared with EBITDA of $1.6 million in the first six months of fiscal 2010. Adjusted net income and adjusted diluted earnings per share, which exclude the impact of amortization of intangibles and stock-based compensation, were $0.5 million and $0.01, respectively, in the fiscal year to date period versus $0.2 million and $0.00, respectively, in the comparable year ago period.
Second Quarter Fiscal 2011 Financial Highlights:
•	Net sales for the second quarter of fiscal 2011 increased 73.2% from the prior year quarter:
•	North American net sales rose 103.0% to $24.4 million or 65.2% of quarterly sales;

•	European net sales rose 43.9% to $12.2 million or 32.7% of quarterly sales; and,

•	Net sales to other countries decreased 28.0% to $0.8 million or 2.1% of quarterly sales.
•	Gross sales by platform were as follows:
•	Xbox 360 accounted for 37% of total gross sales vs. 26% a year ago;

•	PC represented 17% of total gross sales vs. 32% a year ago;

•	PlayStation 3 accounted for 12% of total gross sales vs. 11% in the prior year;

•	Wii products represented 11% of total gross sales in both periods;

•	Handhelds represented 4% of total gross sales vs. 5% a year ago; and,

•	All other platforms represented 19% of total gross sales vs. 15% in the prior year.
•	Gross sales by category were as follows:
•	Audio products represented 27% of total gross sales vs. 9% in the prior year;

•	Specialty controllers represented 23% of total gross sales vs. 35% a year ago;

•	Games represented 15% of total gross sales vs. 2% a year ago;

•	Accessories represented 14% of total gross sales vs. 23% a year ago;

•	Controllers represented 12% of total gross sales vs. 22% a year ago;

•	PC devices represented 8% of total gross sales vs. 9% in the prior year; and,

•	All other sales represented 1% of total gross sales vs. 0% a year ago.
•	Reported net position of bank loan less cash at September 30, 2010, of $24.6 million, compared to $1.6 million as of March 31, 2010, and $13.0 million at September 30, 2009.
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Mad Catz Interactive, Inc., 11/4/10	page 3
New Products Shipped in and Subsequent to Second Quarter of Fiscal 2011 include:
•	Cyborg R.A.T. 3 Pro Gaming Mouse;

•	Cyborg R.A.T. 9 Wireless Pro Gaming Mouse;

•	Cyborg F.L.Y.9 Wireless Flight Stick;

•	A range of Rock Band 3 products including wireless Keyboards, Mustang ProGuitar,

PRO-Drums and PRO-Cymbals Kit;

•	Call of Duty:Black Ops ProGaming Headset, Stealth Mouse and Pro Gaming Glasses;

•	Eclipse mobilemouse; and,

•	Mad Catz Xbox 360 Wireless Racing Wheel.
Recent Key Developments and License Agreements:
•	Amended asset backed revolving credit facility with Wells Fargo Capital Finance to expand near-term availability to $50 million;

•	Expanded multi-year licensing agreement with Harmonix Music Systems, Inc., granting Mad Catz rights to distribute bundles of the Rock Band 3 game with selected music videogame controllers wherever Rock Band is sold and adding several new accessories to the range of licensed peripherals Mad Catz can produce and distribute; and,

•	Announced an agreement to produce branded videogame accessories based on the WWE® All Stars™ intellectual property, including a range of FightStick and FightPad videogame accessories for the Xbox 360, PS3 and the Wii.
Commenting on the results, Darren Richardson, President and Chief Executive Officer of Mad Catz, said, “Record fiscal second quarter net sales, gross profit, net income, EBITDA and earnings per share reflect continued execution on our strategy to leverage our manufacturing and distribution platforms by increasing the flow of premium products across our major brands. By launching high-value products that enhance the consumer gaming experience, we’re driving significant net sales and profitability growth.
“While second quarter net sales benefited from initial shipments of Rock Band products and our recently acquired TRITTON™ gaming audio line, it’s important to note that, thanks to our strong portfolio of new products across all our brands, we would still report growth for the quarter if both those product lines were excluded from our sales. As we continue to roll-out what we believe to be the strongest portfolio of new products in Mad Catz history, we are confident in our positioning for the fiscal third quarter and holiday selling season and are on pace to exceed our previously stated goal of high-single digit revenue growth in fiscal 2011 relative to the record $119 million of net sales in fiscal 2010.”
The Company will host a conference call and simultaneous webcast on November 4, 2010, at 5:00 p.m. EDT, which can be accessed by dialing (212) 231-2901. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “Investors”) or for 7 days via telephone at (800) 633-8284 (reservation #21486021) or, for International callers, at (402) 977-9140.
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Mad Catz Interactive, Inc., 11/4/10	page 4
About Mad Catz Interactive, Inc.
Mad Catz is a leading global provider of innovative products for the interactive entertainment industry. Mad Catz develops and markets accessories for videogame systems and PCs under its Mad Catz (casual gaming), Saitek (simulation), Cyborg (pro gaming), Eclipse (home and office) and TRITTON (gaming audio) brands. Mad Catz also operates e-commerce and content websites for videogame and PC products under its GameShark brand, develops, manufactures and markets proprietary earphones under its AirDrives brand, and publishes and distributes video/PC games. Mad Catz distributes its products through most of the leading retailers offering interactive entertainment products and has offices in North America, Europe and Asia. For additional information please go to www.madcatz.com, as well as www.store.gameshark.com, www.saitek.com, www.cyborggaming.com, www.eclipsetouch.com, www.trittontechnologies.com, www.gameshark.com and www.airdrives.com.
Mad Catz product updates and demonstrations can be found on Facebook, Twitter or YouTube.
Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to fulfill our filing our stated requirements with the Securities and Exchange Commission and Ontario Securities Commission; the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.
- TABLES FOLLOW -

Mad Catz Interactive, Inc., 11/4/10	page 5
MAD CATZ INTERACTIVE, INC.
Consolidated Statements of Operations
(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$37,409	$21,603	$57,320	$43,981
Cost of sales	26,904	14,846	40,873	30,571

Gross profit	10,505	6,757	16,447	13,410
Operating expenses:
Sales and marketing	3,562	2,609	6,047	5,051
General and administrative	3,295	3,045	6,518	6,097
Acquisition related fee	546	—	606	—
Research and development	950	691	1,691	1,292
Amortization of intangible assets	224	590	465	1,172

Total operating expenses	8,577	6,935	15,327	13,612

Operating income (loss)	1,928	(178)	1,120	(202)

Interest expense, net	(713)	(525)	(1,238)	(993)

Foreign exchange gain (loss), net	909	(106)	695	(419)
Other income	117	65	177	96

Income before income taxes (loss)	2,241	(744)	754	(1,518)
Income tax expense	1,113	227	1,002	449

Net income (loss)	$1,128	$(971)	$(248)	$(1,967)

Basic net income (loss) per share	$0.02	$(0.02)	$(0.00)	$(0.04)

Diluted net income (loss) per share	$0.02	$(0.02)	$(0.00)	$(0.04)

Weighted average shares — basic	55,098,549	55,098,549	55,098,549	55,098,549

Weighted average shares — diluted	55,116,359	55,098,549	55,098,549	55,098,549

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Mad Catz Interactive, Inc., 11/4/10	page 6
MAD CATZ INTERACTIVE, INC.
Consolidated Balance Sheets
(unaudited in thousands of US$)

	September 30,	March 31,
	2010	2010
Assets
Current assets:
Cash	$3,686	$2,245
Accounts receivable, net	28,497	14,620
Other receivables	2,005	123
Inventories	51,609	16,975
Deferred tax assets	17	17
Income taxes receivable	22	21
Other current assets	1,619	1,410

	87,455	35,411

Deferred tax assets	717	766
Other assets	633	626
Property and equipment, net	3,680	3,452
Intangible assets, net	6,071	2,828
Goodwill	11,404	8,466

Total assets	$109,960	$51,549

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$28,262	$3,829
Accounts payable	38,434	11,871
Accrued liabilities	8,747	7,988
Notes payable	525	—
Contingent consideration, current	288	—
Income taxes payable	2,229	1,670

	78,485	25,358
Other long term liabilities	1,707	357
Contingent consideration	3,408	—
Notes payable	14,500	14,500

Total liabilities	98,100	40,215
Shareholders’ equity:
Common stock	49,195	48,865
Other comprehensive income	389	(55)
Accumulated deficit	(37,724)	(37,476)

Total shareholders’ equity	11,860	11,334

Total liabilities and shareholders’ equity	$109,960	$51,549

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Mad Catz Interactive, Inc., 11/4/10	page 7
MAD CATZ INTERACTIVE, INC.
Supplementary Data
(unaudited, in thousands of US$)
Geographical Sales Data
The Company’s net sales were generated in the following geographic regions:

	Three months ended		Six months ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales:
United States	$23,971	$11,531	$34,403	$25,141
Europe	12,235	8,504	20,579	15,829
Canada	434	500	803	1,357
Other countries	769	1,068	1,535	1,654

	$37,409	$21,603	$57,320	$43,981

Adjusted Net Income Reconciliation (non GAAP)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Pre-tax Income (loss)	$2,241	$(744)	$754	$(1,518)
Amortization of intangible assets	224	737	465	1,466
Stock-based compensation cost	185	155	330	308

Adjusted pre-tax income*	2,650	148	1,549	256

Adjusted provision for income taxes (at effective rate)	1,071	25	1,001	46

Adjusted net income*	$1,579	$123	$548	$210

Adjusted diluted earnings per share*	$0.03	$0.00	$0.01	$0.00

*	Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures and are not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Mad Catz believes that certain non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Mad Catz’ management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP measures, specifically those that adjust for stock-based compensation and amortization of intangibles, also facilitate comparisons of the Company’s performance to prior periods.
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Mad Catz Interactive, Inc., 11/4/10	page 8
EBITDA Reconciliation (non GAAP)
EBITDA represents net loss plus interest, taxes, depreciation and amortization.

	Three months ended		Six months ended
	September 30,		September 30,
	2010	2009	2010	2009
Net Income	$1,128	$(971)	$(248)	$(1,967)
Adjustments:
Interest expense	713	525	1,238	993
Income tax expense	1,113	227	1,002	449
Depreciation and amortization	680	1,048	1,346	2,084

EBITDA	$3,634	$829	$3,338	$1,559

EBITDA represents net loss plus interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the operating performance measures found in our financial statements, EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of some of our assets.
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